Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of Thomson Reuters Corporation of our report dated March 16, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Exhibit 99.1 of Thomson Reuters Corporation’s Annual Report on Form 40-F for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

July 3, 2018